EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-212352, 333-196538, 333-190716, 333-186184) of Norwegian Cruise Line Holdings Ltd. of our report dated February 27, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and Management’s Plan, and the Events Subsequent to Original Issuance of Financial Statements discussed in Note 18, as to which the date is May 5, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

May 5, 2020